                                CONSULTING AGREEMENT


         CONSULTING AGREEMENT (this "Agreement"), dated as of May 1, 1997, among Foundation Health Systems, Inc. (formerly Health Systems International, Inc.), a Delaware corporation (the "Company"), Foundation Health Corporation, a Delaware corporation ("FHC"), and Allen J. Marabito ("Marabito").

         WHEREAS, the Company, Marabito and FHC, which became a wholly-owned subsidiary of the Company upon consummation of the merger on April 1, 1997 (the "Merger Date")(pursuant to the Agreement and Plan of Merger, dated October 1, 1996, by and among the Company, FH Acquisition Corp. and FHC), have previously entered into that certain Amended and Restated Employment Agreement, dated as of December 16, 1996 (the "Employment Agreement");

         WHEREAS, it is mutually in the best interests of Marabito and the Company to terminate the Employment Agreement;

         WHEREAS, the Company desires to continue to benefit from the experience and ability of Marabito in the capacity of a consultant to the Company upon termination of his employment relationship with the Company and Marabito is willing to commit himself to serve in the capacity of a consultant to the Company; and

         WHEREAS, the parties desire to enter into this Agreement setting forth
(i) the terms and conditions of the termination of the employment relationship of Marabito with the Company and (ii) the terms and conditions of the retention of Marabito as a consultant to the Company.

         NOW, THEREFORE, in order to effect the foregoing, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

    1.   TERMINATION OF EMPLOYMENT AGREEMENT.

         (a) Except as provided in paragraph (b) below, effective as of the date hereof, the Employment Agreement shall be terminated and, except as provided herein, the Company, FHC and Marabito shall have no further rights and/or obligations under the Employment Agreement. As of the Effective Date (as defined below), Marabito hereby resigns his position as an officer and/or director of the Company and each of its direct or indirect subsidiaries.

         (b) Notwithstanding paragraph (a) above and other provisions of this Agreement, the provisions of Sections 5(d) and (e) and Sections 6 through 11 of the Employment Agreement shall survive the termination of the Employment Agreement (the "Surviving Provisions").

         (c) The provisions set forth in paragraphs 5 through 7 hereof shall commence immediately on the date on which all Settlement Payments (as defined below) have been made pursuant to paragraph 2 hereof (the "Effective Date").

         (d) Marabito hereby agrees and authorizes the Company and Wachovia Bank of North Carolina, N.A. to amend the Benefit Protection Trust dated as of April 1, 1997 (the "Trust Agreement") in favor of Marabito in order to (i) replace Schedule I to the Trust Agreement with Schedule I attached hereto and
(ii) make such other changes required in order to make payments to Marabito required pursuant to this Agreement.

    2.   FINAL PAYMENT.

         (a) Marabito shall be entitled to receive, in full satisfaction of the Company's and FHC's obligations set forth in the Employment Agreement (except for the Surviving Provisions), a cash lump sum in an amount equal to $2,222,643, subject to applicable withholding requirements, if any (the "Settlement Payment"). Marabito acknowledges that no further amounts are due under Section 5(c) of the Employment Agreement.

         (b) The Settlement Payment shall be made by wire transfer in the name of Allen J. Marabito to Wells Fargo Bank, 1113 East Bidwell Street, Folsom, California 95630, Account Number 0363202458, Federal Transit No. 121000248, no later than eight (8) days following the


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

date of Marabito's execution of this Agreement, provided that Marabito has not exercised his right to revoke pursuant to paragraph 4 hereof. Marabito acknowledges and agrees that, in the event that he revokes this Agreement pursuant to paragraph 4 hereof, he shall have no right pursuant to this Agreement to receive any payments described in this paragraph 2(b). Marabito further acknowledges that following his receipt of the Settlement Payment, the Company and FHC shall have no further obligations to him with respect to the benefits described in the Employment Agreement or otherwise, except for the Surviving Provisions, including, but not limited to, the Deferred Compensation Plan, the FHC Retiree Medical Plan, the FHC Stock Option Plan, and the Indemnification Agreement dated July 8, 1991, a copy of which is attached hereto as Exhibit A.

         (c) The Company acknowledges and agrees that the Board of Directors of FHC recently approved, and the Compensation and Stock Option Committee of the Board of Directors of the Company recently ratified, the payment of certain amounts to Deferred Compensation Plan participants, who vote to approve the suspension of the Deferred Compensation Plan, upon the receipt of the necessary approvals to suspend the Deferred Compensation Plan. The Company agrees to use all reasonable efforts to seek and obtain the necessary approvals to suspend the Deferred Compensation Plan as soon as practicable after the date hereof. Marabito hereby agrees to such suspension of the Deferred Compensation Plan and in consideration thereof, the Company agrees to make a lump sum cash payment to Marabito, by wire transfer to the bank account described in paragraph 2(b) hereof, within three (3) business days following the date of receipt by the Company of the consents of 80% or more of the participants in the Deferred Compensation Plan to suspend the Deferred Compensation Plan, in the amount of $181,476.

         (d) Simultaneously with the payment of the Settlement Payment, the Company shall make a lump sum cash payment to Marabito by wire transfer to the bank account described in paragraph 2(b) hereof for Marabito's accrued but unpaid vacation time.

         (e) The Company acknowledges and agrees that during the benefit period referred to in Section 5(d) of the Employment Agreement, Marabito shall be entitled to


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

automobile benefits as provided to Marabito by FHC immediately prior to the Merger Date (as defined in the Employment Agreement) and as set forth in the "Policy Guidelines on Executive Automobile Policy" dated May 1, 1993, a copy of which is attached hereto as Exhibit B.

    3.   RELEASES.

         (a) As a material inducement to enter into this Agreement, Marabito hereby knowingly and voluntarily, fully and finally releases, acquits and forever discharges the Company and FHC, affiliates thereof, and their past and present officers, directors, shareholders, partners, trustees, beneficiaries, managers, employees, attorneys, agents, successors or assigns (the "Company Released Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, that he had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Marabito's employment relationship with the Company or the termination thereof, or the termination of the Employment Agreement (including without limitation the Age Discrimination Act). Notwithstanding the generality of the foregoing, nothing contained herein shall release the Company or FHC or in any way impair Marabito's rights to insurance coverage or reimbursement or indemnification from the Company or FHC arising from or relating in any way to Marabito's service as an employee, officer or director as provided by law or under the Company's or FHC's bylaws, or under any applicable indemnification agreement (including the Indemnification Agreement dated July 8, 1991) or insurance policy to which the Company or FHC is a party, including, but not limited to, Marabito's rights to reimbursement, coverage or indemnification in connection with any current or future litigation matter arising from or relating in any way to Marabito's services as an employee, officer, director or representative of FHC or the Company; nor shall the foregoing release the Company or FHC from any claim relating to the breach by the Company or FHC of its obligations set forth herein, or set forth in the Surviving Provisions, (which include, not are not limited to, the Deferred Compensation Plan, the FHC Retiree Medical Plan and the FHC Stock Option Plan).


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

         (b) As a material inducement to enter into this Agreement, each of the Company and FHC, on its behalf and that of its affiliates and their officers and directors, agents employees, successors and assigns (in their capacity as officers or directors of the Company or FHC) likewise hereby knowingly and voluntarily, fully and finally releases, acquits, and forever discharges Marabito and his agents, employees, successors, heirs, beneficiaries or assigns (the "Marabito Released Parties") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, that it had, now has, or may hereafter claim to have against Marabito Released Parties arising out of or relating in any way to Marabito's relationship with the Company or FHC as an employee, officer, director or representative, whether or not previously asserted before any state or federal court or before any state, federal or regulatory agency or governmental entity. Notwithstanding the generality of the foregoing, nothing contained herein shall release Marabito from any claim relating to the breach by Marabito of any confidentiality agreements with the Company or FHC or any of its affiliates or the obligations set forth herein, or set forth in the Surviving Provisions.

         (c) Each of the Company, FHC and Marabito acknowledges that such party has been advised by legal counsel regarding, is familiar with and expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542"), or any statute of similar effect in any other jurisdiction in which any action might be brought, with respect to the claims described in paragraphs (a) and (b) of this paragraph 3. Section 1542 states as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, each of the Company, FHC and Marabito understands and agrees that this Agreement is intended to include all claims, if any, described in paragraphs (a) (in the case


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

of Marabito) and (b) (in the case of the Company and FHC) above, which either party may have and which neither party now knows or suspects to exist in such party's favor against the Company Released Parties (in the case of Marabito) or Marabito Released Parties (in the case of the Company and FHC) and that this Agreement extinguishes those claims.

    4.   MARABITO RIGHT TO REVOKE.

         Marabito acknowledges that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement and that he has twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return it sooner. Marabito further acknowledges that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it and that this Agreement shall not become effective or enforceable until such seven (7) day revocation period has expired. Marabito acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in writing, signed by Marabito and received by the Company at its headquarters no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) day after Marabito has signed the Agreement. Marabito acknowledges and agrees that, in the event that he revokes this Agreement, he shall have no right to receive any payment hereunder. Marabito understands and agrees that the Company is under no obligation to offer such payment and that he is under no obligation to consent to the release set forth in paragraph 3(a) of this Agreement. Marabito represents that he has read this Agreement and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

    5.   RETENTION AS A CONSULTANT.

         (a) The provisions of this paragraph 5 shall commence upon the Effective Date, and shall expire two (2) years from the Effective Date, unless earlier terminated by reason of Marabito's death or by the Company for Cause (the "Consulting Period"). "Cause" shall mean (i) a willful act by Marabito which constitutes gross misconduct or fraud and which is materially injurious to the Company or (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony. No act, or failure to act, by


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Marabito shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest. No Cause shall be deemed to exist unless the Company's Board of Directors (the "Board") has determined, by a resolution adopted with the affirmative votes of at least eight (8) of its members, that Cause exists. Following the termination of this Agreement, the Company's and Marabito's obligations under this Agreement shall cease.

         (b) During the Consulting Period, Marabito shall render such consulting services to the Company and its affiliates as Marabito and the Company agree upon from time to time; PROVIDED, HOWEVER, that (i) Marabito will provide substantially full time efforts to help the Company finalize its transition planning during the short term period immediately following the Effective Date, (ii) following such short term period Marabito will not be required to devote more than fifty percent (50%) of his business time to the performance of such services for the remainder of the first year of the Consulting Period, taking into account the time and efforts taken pursuant to clause (i) above; and (iii) Marabito will not be required to devote more than twenty-five percent (25%) of his business time to the performance of such services during the second year of the Consulting Period. In this regard, the Company shall provide Marabito reasonable notice of such consulting obligations and Marabito shall have the right to reschedule commitments to the Company to accommodate the requirements of his other outside interests.

         (c) Marabito shall perform his duties hereunder at such locations as are acceptable to him and the Company or by telephone consultation. To facilitate Marabito's performance during the Consulting Period, the Company shall furnish Marabito with the use of an office and secretary at the Company's headquarters reasonably satisfactory to Marabito.

    6.   COMPENSATION AND RELATED MATTERS.

         (a) As a material inducement to enter into this Agreement, the Company shall pay Marabito a payment totaling $1,777,357 payable as follows:
(i) $1,177,357 relating to the first twelve months of the Consulting Period on the Effective Date, and (ii) $600,000 relating


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to the second twelve months of the Consulting Period being payable in equal monthly installments beginning on the first anniversary of the Effective Date, PROVIDED, HOWEVER, that a pro rata amount paid to Marabito pursuant to clause (i) above shall be paid back to the Company by Marabito upon a breach by Marabito of the provisions set forth in paragraph 7 hereof. The "pro rata amount" referred to in the preceding sentence shall be determined by dividing
(A) the number of months from such "breach" to the end of the first year of the Consulting Period by (B) 12.

         (b) The payment described in paragraph (a)(i) above shall be made by wire transfer to the bank account described in paragraph 2(b) hereof no later than eight (8) business days following the date of Marabito's execution of this Agreement, provided that Marabito has not exercised his right to revoke pursuant to paragraph 4 hereof. Marabito acknowledges and agrees that, in the event that he revokes this Agreement pursuant to paragraph 4 hereof, he shall have no right pursuant to this Agreement to receive any payments described in paragraph (a) above.

         (c) The Company shall reimburse Marabito for reasonable business expenses incurred in the performance of Marabito's duties hereunder, including, but not limited to reasonable and necessary travel, entertainment or similar incidental expenses in connection with the provision of consulting services; PROVIDED, that such expenses shall be incurred and accounted for in accordance with the policies and procedures established by the Company from time to time for its senior executives.

    7.   NON-COMPETITION.

         (a) Subject to paragraph 5(a) hereof, as a material inducement to enter into this Agreement, for a period of two (2) years after the Effective Date, Marabito shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is in the health maintenance organization or group health insurance business (i) of the kind


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conducted by the Company or any of its affiliates on the Effective Date, and
(ii) in the states where the Company (or any affiliate of the Company) operates its business on the Effective Date provided, however, that the "beneficial ownership" by Marabito, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

         (b) In the event Marabito wishes to enter into a business relationship or otherwise take any action which he reasonably believes in good faith will not violate the terms of paragraph (a) above, Marabito may request approval from the Company to enter into such relationship or take such action. If (i) the Company's Board of Directors or President agrees that Marabito's business relationship or taking such action would not violate paragraph (a) above or (ii) the Company's Board of Directors or President fails to respond to Marabito's written request to the Company within 30 days from the receipt of such written request by the Company's President or Secretary, then Marabito shall be deemed to have complete approval from the Company to take such actions or maintain such business relationships described in Marabito's written request to the Company. In the event the Company's Board of Directors or President informs Marabito that it believes Marabito's business relationship or actions described in Marabito's request would violate Marabito's obligations under paragraph (a) above, so long as Marabito has not been engaged in such business relationship or taken such actions for a period of more than 10 days prior to the date of receipt by the Company's President or Secretary of Marabito's request for approval, Marabito will be deemed to be in compliance with the terms of paragraph (a) above, if Marabito discontinues such actions or business relationship within 15 days after Marabito has been informed that the Company's Board of Directors or President has determined that such action or business relationship would violate paragraph (a) above.

         (c) It is further expressly agreed that the Company and its affiliates would suffer irreparable injury if Marabito were to compete with the Company or


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any affiliate of the Company in violation of this Agreement and that the
Company and its affiliates would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Marabito further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Marabito from competing with the Company or any affiliate of the Company in violation of this Agreement.

         (d) If it is determined by a court of competent jurisdiction in any state that the non-competition covenant in this paragraph 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

    8.   NONDISPARAGEMENT.

         Neither the Company or FHC on the one had, nor Marabito on the other hand, will make any derogatory or negative statements about the other party that may adversely affect the current or potential business relationships of the other.

    9.   SUCCESSOR; BINDING AGREEMENT.

         (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and each entity that, directly or indirectly, becomes a parent corporation of the Company, by agreement in form and substance satisfactory to Marabito, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets and each entity that, directly or indirectly, becomes a parent corporation of the Company.

         (b) This Agreement and all rights of Marabito hereunder shall inure to the benefit of and be enforceable by Marabito's personal or legal representatives, executors, administrators, successors, heirs,


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distributees, devisees and legatees.  If Marabito should die while any amounts would still be payable or benefits would still be provided to him and/or his family hereunder if he had continued to live, all such amounts and benefits (including, but not limited to, the amounts payable under Section 6(a) hereof), unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to Marabito's devisees, legatees, or other designees or, if there be no such designee, to Marabito's estate.

    10.  NOTICE.

         For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certificated or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Marabito:

              5899 Wedgewood Drive
              Granite Bay, California  95746

         With a copy to:

              Alschuler Grossman & Pines LLP
              2049 Century Park East, 39th Floor
              Los Angeles, California  90067-3213
              Attention:  Marshall B. Grossman, Esq.

         If to the Company:

              Foundation Health Systems, Inc.
              21600 Oxnard Street
              Woodland Hills, California 91367
              Attn:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective in accordance herewith, except that notices of change of address shall be effective only upon receipt.


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    11.  WITHHOLDING.

         All amounts payable hereunder shall be subject to such withholding taxes as may be required by law.

    12.  MODIFICATION OF AGREEMENT; GOVERNING LAW.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Marabito and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto or, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

    13.  VALIDITY.

         The validity or enforceability of any provision or provisions of this Agreement shall not be affected by the invalidity or unenforceability of any other provision of this Agreement, and such valid and enforceable provisions shall remain in full force and effect.

    14.  COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

    15.  ENTIRE AGREEMENT.

          This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements,


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promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto which are related to the subject matter of the Employment Agreement or the termination thereof.


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

    IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year first written above.

                                       FOUNDATION HEALTH SYSTEMS, INC.



                                       By:_____________________________
                                       Name:
                                       Title:


                                       FOUNDATION HEALTH CORPORATION



                                       By:_____________________________
                                       Name:
                                       Title:



                                       ________________________________
                                       ALLEN J. MARABITO




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